EXHIBIT 3.2

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

EXPLORATIONS GROUP, INC.

Explorations Group, Inc., a corporation incorporated and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

That the Board of Directors of the Corporation, by the written consent of its members, filed with the minutes of the board, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of the Corporation:

RESOLVED, that the Certificate of Incorporation of the Corporation be amended by changing the First Article thereof so that, as amended, said Article shall be and read as follows:

FIRST:  The name of the Corporation shall be: “Hawk Systems, Inc.”

That the holders of a majority of the Corporation’s common stock and preferred stock outstanding, voting together as a class, approved the amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by David Coriaty, its President, on this 18th day of March, 2009.

EXPLORATIONS GROUP, INC.

By:	/s/ David Coriaty
Name: David Coriaty Title: President